EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of May 22, 2009, by and between Cadiz Inc., a Delaware corporation (the "Company") and Timothy J. Shaheen, an individual ("Shaheen").

WHEREAS, Shaheen has served as the Company's Chief Financial Officer effective as of November 19, 2008; and

WHEREAS, the Company and Shaheen desire to enter into this Agreement in order to set forth all of the terms and conditions pursuant to which Shaheen shall continue to provide services to the Company;

NOW, THEREFORE, the parties agree as follows:

1.           TERM OF EMPLOYMENT.  The terms and conditions of Shaheen's employment under this Agreement shall be effective as of the date hereof and shall continue until terminated in accordance with the termination provisions of Section 6 below.

2.           DUTIES.  Shaheen shall be employed as the Chief Financial Officer of the Company.  Shaheen's duties and responsibilities shall relate, generally, to those ordinarily performed by the chief financial officer of a publicly traded corporation and shall include, without limitation, direct responsibility for (i) the Company’s accounting systems, cash management and financial reporting; (ii) supervision and direction of the Company’s financial staff; (iii) preparation and coordination with outside professional advisors of all regulatory filings, including those required by the rules and regulations of the U.S. Securities and Exchange Commission and by the NASDAQ; (iv) coordination of the Company’s compliance with all of the requirements of the Sarbanes-Oxley Act of 2002; and (v) the administrative and financial management of the Company's real estate holdings.  In addition as a member of the Company’s senior management group Shaheen shall be involved on a daily basis with discussion and analysis of the development of the Company’s water resource programs.  Shaheen shall also perform such other duties as would reasonably be performed by a senior executive of the Company as the Board may from time to time direct.  Shaheen shall report to, and take direction from, the Chief Executive Officer of the Company.  Shaheen further consents to serve in further capacities as an officer and/or director of the Company or any subsidiary or affiliate of the Company without any additional salary or compensation.  Shaheen's base of operations shall be at the corporate headquarters office of the Company in Los Angeles, California, unless changed by mutual agreement.  However, Shaheen shall also render services at such other sites as necessary from time to time to properly perform his duties.

3.           NECESSARY SERVICES.

a.           Performance of Duties.  Shaheen agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform to the reasonable satisfaction of the Company all of the duties that may be assigned to him hereunder and shall devote such time to the performance of these duties as may be necessary therefor.

b.           Full-Time Service.  During the term of the Agreement, Shaheen shall be available on a full-time basis to perform the duties assigned him in accordance with paragraph 2 hereof; provided, however, that nothing herein shall preclude Shaheen from spending a reasonable amount of time in the management of his personal investments or with any charitable or civic venture with which Shaheen may be involved as of the date hereof; and provided, further, that such involvement shall not detract from the performance of Shaheen's duties hereunder.

c.           Exclusive Services.  Shaheen agrees that during the period of his employment, Shaheen shall provide services exclusively pursuant to this Agreement, and Shaheen will not, without the prior written consent of the Company (which consent may not be unreasonably withheld), directly or indirectly:

(i)  engage in the business of, or own or control any interest in (except as a passive investor owning less than 10% of the equity securities of a publicly held company), or act as director, officer of employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity, directly or indirectly engaged anywhere in the United States, its possessions or territories, in any business competitive with the business then being carried on by the Company or any affiliate;

(ii)  plan or organize any business activity competitive with the business or planned business of the Company or its affiliates, or combine, participate, or conspire with other employees of the Company or its affiliates or other persons or entities for the purpose of organizing any such competitive business activity; or

(iii)  divert or take away, or attempt to divert or take away, any of the customers or potential customers of the Company or its affiliates, either for himself or for any other person, firm, partnership, corporation or other business entity.

4.           BASE COMPENSATION.  Subject to such deductions as the Company may from time to time be required to make pursuant to law, governmental regulation or order, the Company agrees to pay to Shaheen a base salary of $300,000 per annum.  Payments of base salary shall be made in accordance with the normal payroll practices of the Company.

5.           OTHER COMPENSATION.

a.           Equity Incentive Grant.  The Company shall grant to Shaheen concurrently with the execution of this Agreement 30,000 shares of common stock pursuant to the Company's 2007 Management Equity Incentive Plan (the "2007 Plan") which shares shall, for purposes of the 2007 Plan, be deemed to be Deferred Stock (as defined in the 2007 Plan) subject to immediate vesting upon execution of this Agreement.

b.           Discretionary Annual Bonus.  Following the conclusion of each fiscal year during the term of this Agreement, the Board shall make a good faith evaluation of the performance of Shaheen during such year, on the basis of which Shaheen shall receive a bonus in an amount and upon such other terms and conditions as shall be determined at the discretion of the Board.

c.           Participation in Long Term Transaction Incentive Plan.  The Company shall grant to Shaheen concurrently with the execution of this Agreement the right to participate in the total incentive pool made available to Company management under the Company's Long Term Transaction Incentive Plan ( Plan Summary Attached ).  The participation percentage will be determined prior to June 30, 2009.

d.           Other Equity Based Compensation.  In the event that the Company, following the execution of this Agreement, adopts a new compensation plan or program for senior management (the “Compensation Plan”), then Shaheen shall be invited to participate in the Compensation Plan.  Shaheen’s participation in the Compensation Plan shall be negotiated between Shaheen and the Company in good faith at a level consistent with that of a member of senior management with comparable duties and responsibilities.

e.           Fringe Benefits.  In addition to the compensation set forth above, Shaheen shall be entitled to the following benefits:

i.           Four (4) weeks paid annual vacation, provided that no more than two weeks are to be taken consecutively;

ii.           Sick leave and personal leave with pay in accordance with the prevailing policies of the Company;

iii.           Medical coverage under the group medical insurance plan of the Company (or COBRA coverage, at the election of Shaheen);

iv.           Participation in any pension, profit-sharing, 401(k), or deferred compensation plan maintained by the Company for the general benefit of its employees;

v.           An automobile allowance of $700 per month;

vi.           Participation in any other benefit plan maintained by the Company for the general benefit of its employees; and

vii.           Any other benefits not specifically set forth herein as may be granted by the Company in its sole and absolute discretion.

f.           Deduction and Reimbursement.  Shaheen hereby agrees that the Company may deduct and withhold from the compensation payable to Shaheen hereunder any amounts of money required to be deducted or withheld by the Company under the provisions of any and all applicable local, state or federal statutes or regulations or any amendments thereto hereafter enacted requiring the withholding or deducting of compensation.

6.           TERMINATION.  This Agreement continue in full force and effect unless and until terminated as provided in this Section.

a.           Termination Events.  This Agreement shall terminate:

i.           At the election of the Company, upon the death or permanent disability of Shaheen, "permanent disability" being defined as any continuous loss of one-half (½) or more of the time spent by Shaheen in the usual daily performance of his duties as a result of physical or mental illness for a continuous period in excess of ninety (90) days.

ii.           At the election of the Company, upon a Change in Control of the Company (as defined below) or at such time, if any, as the Company ceases to conduct business for any reason whatsoever.

iii.           At the election of the Company, upon the dismissal of Shaheen by the Company for cause.  For purposes of this Agreement, "cause" shall include, but shall not be limited to: (1) the breach by Shaheen of any term or condition of this Agreement, (2) Shaheen engaging in one or more acts constituting a felony; (3) Shaheen engaging in one or more acts involving fraud or serious moral turpitude; (4) Shaheen misappropriating Company assets or engaging in gross misconduct materially injurious to the Company or its affiliates or subsidiaries; (4) the making by Shaheen of material misrepresentations to the Company or its affiliates; or (5) Shaheen’s willful failure to comply with the instructions of the Company’s Board of Directors or its Chief Executive Officer.

iv.           At the election of Shaheen, upon a material breach by the Company of any term or condition of this Agreement or upon a material change in Shaheen’s job title or a material reduction in Shaheen’s duties and responsibilities hereunder.

v.           At the election of either party, without cause.

b.           Payments Following Termination.  Following termination of this Agreement, whether for any of the reasons specifically set forth above or for any other reason, the Company shall have no obligation to make payments to or bestow benefits upon Shaheen after the date of termination except as may be required by law and as follows, and references under this Agreement to Shaheen’s termination of employment or the termination of this Agreement shall be deemed to refer to the date upon which Shaheen has experienced a “separation from service” within the meaning of Code Section 409A, as defined below:

i.           In the event of termination by the Company pursuant to Section (a)(i) as the result of Shaheen’s death or permanent disability, payment of the base compensation otherwise payable to Shaheen pursuant to Section 4 hereof shall continue to be paid to Shaheen or his estate for a period of 180 days following Shaheen’s death or permanent disability.  Such payment shall be in addition to, and not in lieu of, any payments made pursuant to any Company provided death or disability benefit plans.

ii.           In the event of termination of this Agreement by the Company following a Change in Control pursuant to Section (a)(ii) above, Shaheen shall be entitled to receive for a period of twelve (12) months following the effective date of termination, as though Shaheen were continuing to provide services to the Company under this Agreement (i) base compensation as set forth in Section 4 above and (ii) all fringe benefits as described in Section 5(e) above to the extent that such benefits can then lawfully be made available by the Company (or the Company’s successor in interest) to Shaheen.

iii.           In the event of termination of this Agreement by the Company for cause pursuant to Section (a)(iii) above, or in the event of termination of this Agreement by Shaheen without cause pursuant to Section a(v) above, the Company shall have no further liability or obligation to Shaheen under this Agreement other than the Company's obligation to pay base compensation as set forth in Section 4 above and fringe benefits as described in Section 5(e) above to the extent that such base compensation and fringe benefits are accrued but unpaid as of the effective date of termination.

iv.           In the event of termination of this Agreement by Shaheen pursuant to Section (a)(iv) above or by the Company without cause pursuant to Section (a)(v) above, or in the event of termination of this Agreement by the Company for any reason not specifically set forth above, Shaheen shall be entitled to receive for a period of one hundred eighty (180) days following the effective date of termination (i.e. the date upon which Shaheen ceases to provide services as Chief Financial Officer of the Company), as though Shaheen were continuing to provide services to the Company under this Agreement (i) base compensation as set forth in Section 4 above and (ii) all fringe benefits as described in Section 5(e) above to the extent that such benefits can then lawfully be made available by the Company to Shaheen.

v.           The termination of this Agreement shall not affect the right of Shaheen to exercise any stock option, to purchase securities of the Company, or to receive payments under any incentive plans in which Shaheen participates, which rights may have vested under the terms of the applicable equity grant or incentive plan prior to the date of termination.

c.           Change in Control - Definition.  For purposes of this Agreement, a Change in Control shall be deemed to occur if, and only if, the transaction or event also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A.  Without limitation of the foregoing, Change in Control shall include the occurrence of any of the following events (subject to the full definition of such events as set forth in Code Section 409A); provided, however, that in the event of any conflict between the description of the following events as set forth below and the provisions of Code Section 409A, the provisions of Code Section 409A shall control:

i.           a change in the ownership of the Company (generally, arising from the acquisition by a person or group of stock of the Company that, together with stock previously held by such person or group, constitutes more than 50% or the total fair market value or total voting power of the Company's stock);

ii.           a change in the effective control of the Company (generally, arising from either (a) the acquisition by a person or group of ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company or (b) the replacement during any 12 month period of a majority of the Company's Board of Directors by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election); or

iii.           a change in the ownership of a substantial portion of the Company's assets (generally, arising from the acquisition by any person or group of assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition).

d.           Return of Company's Property.  If this Agreement is terminated for any reason, the Company may, at its option, require Shaheen to vacate his offices prior to the effective date of a termination and to cease all activities on the Company’s behalf.  Shaheen agrees that on the termination of this Agreement in any manner, he will immediately deliver to the Company all notebooks, brochures, documents, memoranda, reports, files, books, correspondence, customer lists, or other written or graphical records, and the like, relating to the business or work of the Company, which are or have been in his possession or under his control and which have not been returned to the Company.  Shaheen hereby expressly acknowledges that all such materials referenced above are the property of the Company.

e.           Public Identification.  If this Agreement is terminated for any reason, Shaheen shall immediately and forever thereafter cease to hold himself out to any person, firm, partnership, corporation or other entity as an employee, agent, independent contractor or representative of the Company or of any entity owned by, or affiliated with, the Company.

f.           Timing of Payments Under Certain Circumstances.  With respect to any amount that becomes payable to or for the benefit of Shaheen under this Agreement upon Shaheen’s Separation from Service (as defined below) for any reason, the provisions of this subsection (f) will apply, notwithstanding any other provision of this Agreement to the contrary.  If the Company determines in good faith that Shaheen is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Code Section 409A”), then to the extent required under Code Section 409A, payment of any amount of deferred compensation that becomes payable to or for the benefit of Shaheen upon Separation from Service (other than by reason of the death of Shaheen) and that otherwise would be payable during the six-month period following Shaheen’s Separation from Service shall be suspended until the lapse of such six-month period (or, if earlier, the date of Shaheen’s death).  A “Separation from Service” of Shaheen means Shaheen’s separation from service, as defined in Code Section 409A, with the Company and all other entities with which the Company would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder.  Any payment suspended as provided in this subsection (f), unadjusted for interest on such suspended payment, shall be paid to Shaheen in a single payment on the first business day following the end of such six-month period or within 30 days following the death of Shaheen, as applicable, provided that the death of Shaheen during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of Shaheen’s death.

7.           EXPENSES.  The Company shall reimburse Shaheen for all out-of-pocket expenses incurred by Shaheen in the performance of his duties hereunder, including, but not limited to, telephone, travel, and office expenses, all subject to such written guidelines and/or requirements for verification as the Company may, in its sole and absolute discretion, establish.

8.           CONFIDENTIALITY AND TRADE SECRETS.  For purposes of this Section 8, the term "Company" shall collectively refer to the Company and any affiliate thereof.

a.           Confidential Information.  Shaheen shall keep in strictest confidence all information relating to the business, affairs, products, customers and suppliers of the Company (collectively hereinafter referred to as "Trade Secrets"), which Shaheen has obtained or may acquire in the course of his employment by the Company and which is not otherwise generally known to the public.  Shaheen acknowledges that such Trade Secrets are of great value, and have been developed and/or acquired at great expense to the Company, and the Company would not enter into this contract of employment and such information would not be made available to Shaheen in Shaheen's fiduciary capacity unless the Company were assured that all such information will be used for the exclusive benefit of the Company.  Accordingly, during the term of this Agreement, and at all times thereafter, Shaheen shall not publish, communicate, divulge, disclose or use, whether or not for his own benefit, any such information without the prior written consent of the Company.

b.           Non-Competition.  Shaheen agrees that during the period of his employment, Shaheen will not, directly or indirectly, engage in the business of, or own or control any interest in (except as a passive investor owning less than 10% of the equity securities of a publicly held company), or act as a director, officer of employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity, directly or indirectly engaged in any country in which the Company conducts business (including, without limitation, the United States, its possessions and territories), in any business competitive with the business then being carried on by the Company.

c.           Client Information.  Shaheen hereby specifically agrees that he will not utilize any information concerning the customers, licensees or other clients, partners or affiliates of the Company which Shaheen acquires during the term of this Agreement, whether or not the same originated through Shaheen's efforts, for any purpose detrimental to the business of the Company.  Without limitation of the foregoing, Shaheen agrees that he shall not at any time interfere with any existing contracts of the Company, and further agrees that he shall not engage in business discussions with any person or entity with whom he or the Company are in negotiations at the time he ceases to be an employee of the Company until after such negotiations have been concluded.

d.           Solicitation of Employees.  Shaheen acknowledges that important factors in the Company's business and operations are the loyalty and good will of its employees and its customers.  Accordingly, Shaheen agrees that both during the term of this Agreement and after the expiration or termination of this Agreement he will not enter into, and will not participate in, any plan or arrangement to cause any of the Company's employees to terminate his employment with the Company or hire any of such employees in connection with business initiated by Shaheen or any other person, firm or corporation.  Shaheen further agrees that information as to the capabilities of the Company's employees, their salaries and benefits, and the other terms of their employment is confidential and proprietary to the Company and constitutes its valuable trade secrets.

e.           Ongoing Obligation.  The provisions in this Section 8 shall be binding during Shaheen's employment and at all times thereafter, regardless of the circumstances or reasons for termination of this Agreement.  In the event the provisions in this Section 8 are more restrictive than permitted by the laws of the jurisdiction in which enforcement of this provision is sought, such provisions shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

9.           REMEDY FOR BREACH.  Shaheen acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary character, which gives this Agreement a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and a breach by Shaheen of the provisions of this Agreement will cause the Company irreparable injury.  It is, therefore, expressly acknowledged that this Agreement may be enforced by injunction and other equitable remedies, without bond.  Such relief shall not be exclusive, but shall be in addition to any other rights or remedies Company may have for such breach, and Company shall be entitled to recover all costs and expenses, including reasonably attorneys' fees, incurred by reason of any breach of the covenants of this Agreement.  Similarly, the provisions of this Section 9 shall not it any way limit any rights or remedies to which Shaheen may be entitled in the event of a breach by the Company of any obligations of the Company arising under this Agreement.

10.             LITIGATION AND ATTORNEYS FEES.  In the event of any litigation or arbitration between the parties hereto in connection with this Agreement or to enforce any provision or right hereunder, each party to such litigation or arbitration shall pay its own costs and expenses.

11.             BOARD ACTIONS.  Any actions required to be taken or determinations to be made by the Board under this Agreement may, at the discretion of the Board, be taken or made by the Compensation Committee or any other duly authorized committee of the Board.

12.             ADDITIONAL ACKNOWLEDGMENTS.

a.           Shaheen understands that the terms of this Agreement may be required to be disclosed in, or filed as an exhibit to, the Company’s annual proxy statement or other reports filed publicly with the U.S. Securities and Exchange Commission.

b.           Shaheen acknowledges and agrees that he has fully read and understands this Agreement, has been advised to and has been given the opportunity to consult with his attorney concerning this Agreement, has been advised that the Company's attorney as not acted as his attorney concerning this Agreement, has had any questions regarding its effect or the meaning of its terms answered to his satisfaction and, intending to be legally bound hereby, has freely and voluntarily executed this Agreement.

13.             GENERAL PROVISIONS.

a.           The failure of the Company at any time to enforce performance by Shaheen of any provisions of this Agreement shall in no way affect the Company's rights thereafter to enforce the same, nor shall the waiver by the Company of any breach of any provision hereof be held to be a waiver of any other breach of the same or any other provision.

b.           This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company; provided, however, it is understood and agreed that the services to be rendered and the duties to be performed by Shaheen hereunder are of a special, unique and personal nature and that it would be difficult or impossible to replace such services; by reason thereof, Shaheen may not assign either the benefits or the obligations of this Agreement.

c.           Shaheen shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

d.           This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and negotiations between the parties.

e.           The headings of the several paragraphs in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

f.           This Agreement may not be modified except by a written instrument signed by all parties hereto.

g.           All clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, such clauses or covenants shall be limited as permitted under applicable law, or, if the same are not susceptible to such limitation, this Agreement shall be interpreted as if such invalid clauses or covenants were not contained herein.

h.           This Agreement is made with reference to the laws of the State of California and shall be governed by and construed in accordance therewith.  Any litigation concerning or to enforce the provisions of this Agreement shall be brought in the courts of the State of California.

i.           Any controversy or claim arising out of or relating to this Agreement, or breach thereof, may, with the prior consent of both the Company and Shaheen, be settled by binding arbitration in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

14.             SECTION 409A.

a.           It is the intention of Company and Shaheen that this Agreement shall comply with the requirements of Code Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Code Section 409A or be payable on a fixed date or schedule under Code Section 409A. All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, if Company or Shaheen determines that any compensation or benefit payable under this Agreement may be subject to Code Section 409A(a)(1), Company and Shaheen, at the request of either but with the written consent of the other, which consent shall not be unreasonably withheld, shall adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions necessary or appropriate to cause the compensation and benefits payable under this Agreement not to be subject to Code Section 409A(a)(1) and to preserve the intended tax treatment of such compensation and benefits. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Code Section 409A.

b.           Any reimbursements or in-kind benefits provided under this Agreement that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.           Company shall not make any deductions for money or property that Shaheen owes to Company, or offset or otherwise reduce any sums that may be due or become payable to or for the account of Shaheen, from amounts that constitute deferred compensation for purposes of Code Section 409A.

d.           Shaheen’s right to any deferred compensation, as defined under Code Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid tax, penalties and/or interest under Code Section 409A or otherwise.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAHEEN:

/s/ Timothy J. Shaheen
Timothy J. Shaheen

THE COMPANY
Cadiz Inc.

By: /s/ Keith Brackpool
Keith Brackpool
Chief Executive Officer

By: /s/ Murray Hutchison
Murray Hutchison
Chair, Compensation Committee